EXHIBIT 2.2

                            ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 14th day of October, 2004, by and between (i) CHURCHILL DOWNS LOUISIANA HORSERACING COMPANY, L.L.C., a Louisiana limited liability company ("Buyer""), (ii) FINISH LINE MANAGEMENT CORP., a Louisiana corporation ("Seller"), (iii) for the sole purpose of the provisions set forth in ss.12, CHURCHILL DOWNS INCORPORATED, a Kentucky corporation ("Churchill"), and (iv) for the sole purpose of the provisions set forth in ss.2(f) and ss.6(h), BRYAN G. KRANTZ, an individual ("Krantz"). Buyer and Seller are each a "Party" and collectively, the "Parties."

                                    Recitals

          Seller manages five off-track betting facilities for Fair Grounds Corporation ("Fair Grounds") located in Kenner, Gretna, Houma, Covington and Slidell, Louisiana (collectively, the "Finish Line OTBs") at which pari-mutuel wagering and, in some cases, video poker gaming is conducted and, in connection therewith, Seller is the owner of certain assets associated with such facilities and operations (all such businesses and activities as are now being conducted by the Seller are referred to herein collectively as the "Business").

          Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and conditions set forth in this Agreement, the assets owned by Seller and/or used or useful in the conduct of the Business.

          NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and other good and valuable consideration, the Parties agree as follows:

                1. Definitions.

                "ACQUIRED ASSETS" means all of the assets of Seller, other than the Excluded Assets, INCLUDING all of Seller's (a) Owned Real Property and Leased Real Property, (b) tangible personal property (such as machinery, equipment, inventory, furniture, automobiles, trucks, tractors, trailers and tools), (c) to the extent transferable by Seller, Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto (including any trade names or other intellectual property not owned by Seller but used or useful in the Business), and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Liens, guaranties, other similar arrangements, and rights thereunder, (f) notes,
(g) securities (excluding the capital stock in Fair Grounds Corporation), (h) Cash (subject to ss.2(d) and ss.6(i)), (i) Claims, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment relating to any Acquired Asset, Assumed Contract or Assumed Liability; (j) accounts receivable and the proceeds thereof, (k) to the extent transferable by Seller, all franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (l) to the extent transferable by Seller, any and all product service records, equipment and parts lists, operating records, operating manuals, safety manuals and maintenance manuals, engineering design plans, blueprints and as-built plans,


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specifications,  architectural plans and drawings,  engineering drawings, plats,
environmental   compliance  and  regulatory  information,   creative  materials,
advertising and promotional materials, studies and reports; (m) any and all prepaid expenses, retainers, customer advances and deposits and security deposits of Seller relating to the Business and claims for refunds and rights to offset in respect thereof, (n) Seller's telephone and telecopy numbers, websites, email addresses and post office boxes, (o) all insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets or the Assumed Liabilities prior to the Closing, (p) any and all goodwill associated with the Business, (q) any and all business plans and projections, records of sales, customer lists, supplier lists and vendor lists, used in (or for the benefit of) the Business, and (r) at Buyer's expense, copies of any and all employee records, accounting records, accounts, files, correspondence, credit and sales records, billing records, customer correspondence relating to the Business, all regulatory filings with the Louisiana State Racing Commission and/or Louisiana Gaming Control Board (but excluding personal history and personal financial questionnaires filed by Seller's officers, directors and shareholders) and other books and records provided or utilized by Seller in connection with the operation of the Business.

                "ASSUMED CONTRACTS" shall mean the written contracts, agreements, real or personal property leases, commitments, understandings or instruments which relate to the Business or the Acquired Assets and which are specifically listed on SCHEDULE 1 attached hereto. Notwithstanding the foregoing in no event may Assumed Contracts include any contract, agreement, real or personal property lease, commitment, understanding or instrument included in Excluded Assets.

                "ASSUMED LIABILITIES" means only (a) those liabilities and obligations of Seller which arise after the Closing Date under the Assumed Contracts, and (b) those liabilities and obligations which are set forth on
SCHEDULE 2.

                "BUSINESS" has the meaning set forth in the recitals above.

                "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the United States or the State of Louisiana.

                "BUYER" has the meaning set forth in the preface above.

                "CASH" means cash, cash equivalents (including marketable securities, short term investments, uncollected checks, bank accounts, certificates of deposit and treasury bills) calculated in accordance with GAAP applied on a basis consistent with the preparation of Seller's financial statements.

                "CLAIMS" means any action, cause of action, demand, claim, Proceeding or investigation.

                "CLOSING" has the meaning set forth in ss.2(f) below.

                "CLOSING DATE" has the meaning set forth in ss.2(f) below.

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                "CODE" means the Internal Revenue Code of 1986, as amended.

                "DISCLOSURE LETTER" shall mean that certain Disclosure Letter delivered to Buyer by Seller on or before September 23, 2004, the purpose of which is to disclose certain matters related to this Agreement and which is acceptable to Buyer, in its sole discretion.

                "ENVIRONMENTAL, HEALTH AND SAFETY REQUIREMENTS" means all Legal Requirements, including but not limited to federal, state, local and foreign statutes, regulations, and ordinances concerning health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, management, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, cleanup, response to or remediation of any hazardous materials, hazardous substances, hazardous waste, solid waste, petroleum or petroleum products, pollutant, contaminant or other regulated material or substance.

                "ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES" means any cost, claims, damages, expense, liability, obligation or other responsibility arising from under any Environmental, Health and Safety Requirements or any Environmental Laws.

                "ENVIRONMENTAL LAWS" has the meaning set forth in ss.3(q) below.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                "EXCLUDED ASSETS" means Seller's (a) corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation, (b) rights under this Agreement, (c) non-assignable Permits and (d) those certain Assets set forth on SCHEDULE 3 attached hereto.

                "EXCLUDED LIABILITIES" means all liabilities other than Assumed Liabilities.

                "GAAP"  means  United  States  generally   accepted   accounting
principles as in effect from time to time.

                "GOVERNMENTAL  ENTITY"  means any federal,  state,  municipal or
local  court,   legislature,   governmental  agency,  commission  or  regulatory
authority or instrumentality.

                "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and regulations and rules issued pursuant to that Act.

                "INCOME TAX" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

                "INTELLECTUAL PROPERTY" means all ideas and tangible expressions thereof which belong to Seller worldwide and includes without limitation all patents, patentable inventions,

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trademarks,  trade names,  service marks,  copyrights,  copyrightable  material, software, trade secrets and franchises.

                "KNOWLEDGE" an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                (a) such individual is actually aware of such fact or other matter; or

                (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

                Seller will be deemed to have "Knowledge" of a particular fact or other matter if any living individual who is serving, or who has since 1994 served, as a director, president, vice president, secretary or treasurer of Seller has, or at any time since January 1, 1995 had, Knowledge of such fact or other matter.

                "LEASED REAL PROPERTY" means all of Seller's leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in the real property which are described on SCHEDULE 4 attached hereto.

                "LEGAL REQUIREMENTS" shall mean any federal, state, local, municipal, foreign, international or other administrative order, constitution, law, ordinance, common law, regulations, statute or treaty.

                "LIENS" means any claim, pledge, option, charge, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust, covenant, restriction, reservation, agreement of record or other encumbrance.

                "MULTIEMPLOYER   PLAN"  has  the  meaning  set  forth  in  ERISA
ss.3(37).

                "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with the conduct of Seller's Business since December 31, 2003.

                "OWNED  REAL  PROPERTY"  means all of  Seller's  real  property, together with all buildings, structures, improvements and fixtures located thereon, and all easements, servitudes and other rights and interests appurtenant thereto as set forth in Schedule 5 attached hereto.

                "PARTY" and "PARTIES" have the meaning set forth in the preface above.

                "PERMITS" shall mean any and all licenses, franchises, permits, certificates, consents or other authorization or approval granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

                "PERMITTED ENCUMBRANCE" means: (a) Liens for real estate Taxes that are not yet due or payable; (b) any laws, regulations or ordinances (including zoning) adopted or imposed by any Governmental Entity; (c) all easements, servitudes, rights of way, covenants and restrictions, in each case of record; (d) as to any lease, any Lien encumbering, attaching to or

                                       4


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otherwise  affecting  solely the interest of the lessor  thereunder  and not the interest of the lessee thereunder; and (e) any liens, claims, alienations, encumbrances or other matters listed in schedule B-2 to any title policy accepted by Buyer at Closing. The Acquired Assets shall only be subject to those Permitted Encumbrances described in Section (d) of the Disclosure Letter as required by ss.3(d) of this Agreement.

                "PERSON" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Entity or arbitrator.

                "PURCHASE PRICE" has the meaning set forth in ss.2(c) below.

                "SELLER" has the meaning set forth in the preface above.

                "SUBSIDIARY" means any entity with respect to which a specified Person (or a Subsidiary thereof) owns or has the power to vote 50% or more of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity, including, with respect to Seller, those entities listed in Section (s) of the Disclosure Letter.

                "TAX" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, intangible property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other government tax or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                "THREATENED" shall mean with respect to a claim, Proceeding, dispute, or other matter that a demand or statement has been made (orally or in writing) or notice has been given (orally or in writing), or another event has occurred or other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

                "TRANSFER TAXES" shall have the meaning specified in ss.6(e) below.

                "VSI" means Video Services, Inc., a Louisiana corporation.

                                       5

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                "WARN   ACT"  means  the  Worker   Adjustment   and   Retraining
Notification Act of 1988, as amended, and any successor or similar state or local law, and the rules and regulations thereunder and under any successor or similar state or local law.

                2. Basic Transaction.

                     (a) PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, assign, transfer, convey and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this ss.2.

                     (b) ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of Seller not included within the definition of Assumed Liabilities.

                     (c) PURCHASE PRICE. Buyer agrees to pay to Seller an aggregate amount equal to Two Million Two Hundred Thousand Dollars ($2,200,000) plus an additional sum of up to Four Million Five Hundred Thousand Dollars ($4,500,000) equal to the balance due on Seller's secured debt obligations to First Bank and Trust, New Orleans, Louisiana (such aggregate amount, the "Purchase Price"), adjusted as contemplated by Section 2(d). The Purchase Price shall be delivered at Closing via wire transfer of immediately available funds to Seller; provided, however, the amount necessary to pay First Bank and Trust in order to obtain the release of any Liens affecting any Acquired Assets shall be paid directly to such bank.

                     (d) OTHER CLOSING ADJUSTMENTS. Prior to Closing, Seller shall use its cash only to pay its liabilities incurred in the ordinary course of business, other than any Claims owed by Seller to Krantz or any person related directly or indirectly to Krantz. In addition, the following items shall be prorated as of the Closing Date with Seller being responsible for that portion of such obligations accruing through the Closing Date and Buyer being responsible for the portion of such obligations accruing after the Closing Date.

                          (i) The Purchase Price shall be adjusted at Closing for real estate taxes and assessments, which shall be prorated as of the Closing Date on the basis of the latest available rates and valuations furnished for the Owned Real Property by the taxing authorities. Further, all water, sewer and other utility bills that are required by the utility operators to be paid current in order to allow Buyer to open an account in Buyer's name for such utility shall be prorated as of the Closing Date.

                          (ii)  Seller  shall be  responsible  for the  Transfer
        Taxes.

                          (iii) Seller shall be responsible for the amount of obligations or liabilities accrued but not yet paid or payable as such accrual relates to obligations or liabilities relating to Assumed Contracts through the Closing Date and Buyer shall be responsible for the obligations or liabilities relating to Assumed Contracts which arise after the Closing Date.

                                       6

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                          (iv)  Amounts  payable by Seller  under  subparagraphs
        (i), (ii) or (iii) immediately above may be paid by Seller from cash (prior to the transfer of cash to Buyer) or from the escrow account to be set up with such cash at or after the Closing. To the extent that cash is not sufficient to pay the amounts payable by Seller under subparagraphs (i), (ii) or (iii) immediately above, Buyer may deduct from the Purchase Price an amount sufficient to pay the unpaid amounts payable by Seller under subparagraphs (i), (ii) or (iii) immediately above.

                     (e) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Lemle & Kelleher, L.L.P., 601 Poydras Street, in New Orleans, Louisiana commencing at 10:00 a.m. local time no later than ten (10) days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date") PROVIDED, HOWEVER, that the Closing Date shall be no later than October 15, 2004.

                     (f) DELIVERIES AT THE CLOSING. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in ss.7(a) below; (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in ss.7(b) below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer, general warranty deeds, assignments and such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel or the title company insuring title to the Owned Real Property reasonably may request; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller an assumption of Assumed Contracts and such other instruments of assumption as Seller and its counsel reasonably may request; (v) Buyer will deliver to Seller (and pay to First Bank and Trust) the consideration specified in ss.2(c) above to be delivered at Closing, (vi) Krantz will execute and deliver to Buyer the Consulting Agreement in substantially the form of EXHIBIT B attached hereto;
(vii) Seller and Krantz (for himself and any entities owned or controlled by him) will execute and deliver, and will cause Vicki Krantz, Family Racing Venture, LLC, Gentilly Gaming, LLC, Continental Advertising, Inc., F.G. Staffing Services, Inc., Fair Grounds International Ventures, L.L.C., James Alexander, Firal Ryder, the Chehardy Law Firm and Fair Grounds Corporation to execute and deliver, the Releases in substantially the form of EXHIBIT C attached hereto;
(viii) Buyer will execute and deliver, and Seller and Krantz will cause Family Racing Venture, L.L.C. to execute and deliver, the Lease in substantially the form of EXHIBIT D attached hereto; (ix) Buyer will deliver to Seller certified copies of the Board of Directors of Buyer authorizing the transactions contemplated by this Agreement; and (x) Seller will deliver to Buyer certified copies of resolutions of the Board of Directors and shareholders of Seller authorizing the transactions contemplated by this Agreement.

                     (g) ALLOCATION OF PURCHASE PRICE. Seller and Buyer shall negotiate in good faith an allocation of the Purchase Price among the Acquired Assets, consistent with the requirements of the Code and any and all regulations relating thereto. At the Closing, Buyer and Seller shall agree to an allocation of the Purchase Price among the Acquired Assets which shall be attached as EXHIBIT A and shall be binding upon Buyer and Seller for all federal and state income tax purposes such that Buyer and Seller shall each file their federal and state income tax

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returns on the basis of such  allocation and neither Buyer nor Seller shall take a tax position inconsistent with such allocation.

                3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that the statements contained in this ss.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3), except as set forth in the Disclosure Letter. The Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.3.

                     (a) ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                     (b) AUTHORIZATION OF TRANSACTION. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms and conditions.

                     (c) NONCONTRAVENTION. Except as set forth in Section (c) of the Disclosure Letter, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or other third party is necessary for the consummation by Seller of the transactions contemplated by this Agreement. Except as set forth in Section (c) of the Disclosure Letter, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of such assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a material adverse effect on the financial condition of Seller or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

                     (d)  TITLE  TO  PROPERTIES;  ENCUMBRANCES;  SUFFICIENCY  OF
ASSETS.

                          (i) As of the Closing, Seller shall transfer to Buyer with full warranty of title and with all other legal warranties (A) good and valid record and merchantable title to the Owned Real Property or a good and valid leasehold interest in all of the Leased Real Property, free and clear of any and all Liens, claims, interests and encumbrances provided that the Owned Real Property and Leased Real Property may be subject to the Permitted Encumbrances described in Section (d) of the Disclosure Letter (the "Real Property Permitted Encumbrances"), and (B) good and valid merchantable title to all of the Acquired Assets, other than the Owned Real Property and Leased Real

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        Property,  free and clear of any and all Liens,  claims,  interests  and encumbrances, (in the case of Leased Real Property, subject to the terms and conditions of the leases).

                          (ii) Except as set forth in Section (d) of the Disclosure Letter, the Acquired Assets (A) constitute all of the assets, tangible and intangible, corporeal and incorporeal, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller, (B) include all of the operating assets of Seller related to the Business, and (C) to the extent of the accounts receivable included therein, represent valid obligations arising from sales or services actually made or performed by Seller in the Ordinary Course of Business and as of the Closing Date will be current and collectible subject to no contest, claim, defense or right of setoff by the account debtor thereunder in any material amount.

                          (iii) Except as set forth in Section (d) of the Disclosure Letter, the Owned Real Property and the Leased Real Property are not subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature except
        (x) minor imperfections of title, if any, none of which detracts from the value or impairs the use of the property subject thereto or impairs the operation of Seller, (y) zoning laws and other land use restrictions that do not impair the contemplated use of the property subject thereto, and (z) the Real Property Permitted Encumbrances. All buildings, plants and structures owned by Seller lie wholly within the boundaries of the Owned Real Property, have adequate access to public roads without crossing the property of a third party and do not encroach upon the property of, or otherwise conflict with the property rights of, any third Person, except for the Real Property Permitted Encumbrances.

                          (iv) Except as set forth in Section (d) of the Disclosure Letter, the buildings, plants and structures included in the Acquired Assets are structurally sound and are in reasonable operating condition and repair for the age of the respective asset (normal wear and tear excepted) and are adequate for the uses to which they are being put and none of such buildings, plants or structures is in need of maintenance or repairs except for ordinary, routine maintenance and repairs; the buildings, plants, structures and equipment included in the Acquired Assets are sufficient for the conduct of the Business and are adequately served by utilities; and the equipment included in the Acquired Assets is in reasonable operating condition for the age of the respective asset, (normal wear and tear excepted).

                     (e) BOOKS AND RECORDS. The books of account and other financial records, information and data of Seller related to the Business, all of which have been made available to Buyer, are correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

                     (f) COMPLIANCE WITH LEGAL REQUIREMENTS; PERMITS.

                          (i) Except as set forth in Section (f)(i) of the Disclosure Letter: (A) Seller is and has been in compliance in all material respects with each Legal

        Requirement and Permit applicable to it or to the conduct of the Business or the ownership or use of the Acquired Assets; (B) no event has occurred or circumstance exists that (with or without notice or lapse of time) (x) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or Permit related to the Business in any material respect or (y) may give rise to any obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (C) Seller has not received any notice or other communication from any Governmental Entity or any other Person regarding
        (x) any actual, alleged, possible or potential violation of, or failure to comply with, in any material respect, any Legal Requirement or Permit related to the Business, or (y) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                          (ii) Section (f)(ii) of the Disclosure Letter sets forth all of the material Permits necessary to permit Seller to lawfully conduct and operate the Business in the manner it currently conducts and operates the Business and to permit it to own and use its assets in the manner in which it currently owns and uses such assets. All such Permits are currently in full force and effect. All applications required to have been filed for the renewal of the Permits listed or required to be listed in Section (f)(ii) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities.

                     (g) LEGAL PROCEEDINGS. Except as disclosed in Section (g) of the Disclosure Letter, there is no pending or to Seller's Knowledge Threatened Proceeding: (A) that has been commenced by or against Seller related to the Business or that otherwise relates to or may affect the Business, or any of the assets owned or used by Seller related to the Business; or (B) that challenges, or may have the effect of preventing, delaying, making illegal or interfering with any of the transactions contemplated by this Agreement.

                     (h) TAXES. Except as disclosed in Section (h) of the Disclosure Letter:

                          (i) Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid, including any Taxes of any other Person owed by Seller under Treasury Regulation 1.1502-6 or any similar provision of state, local or foreign law, or as a successor or transferee, by contract or otherwise. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where Seller does not file Tax Returns that it may be subject to taxation by that jurisdiction. There are no security interests or liens on any of the assets of Seller that arose in connection with the failure (or alleged failure) to pay any Tax.

                          (ii) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                     (i) Employees; Employee Benefit Plans.

                          (i) Section (i)(i) of the Disclosure Letter sets forth as of the date hereof, a list of all full and part time employees of Seller (including contract employees and each employee on leave of absence or layoff status), showing (A) name, (B) title, (C) summary of job description, (D) date of hire, (E) whether hourly or salaried employee, (F) current salary or wage rate, (G) sick and vacation leave that is accrued but unused, (H) any obligation or understanding with such employee to make any severance or other payments to such employee upon termination of his or her employment and (I) a description of any employment agreement.

                          (ii) To the Knowledge of Seller, no officer, director, agent, employee, consultant or contractor of Seller is bound by any contract, agreement or understanding that purports to limit the ability of such officer, director, agent, employee, consultant or contractor (A) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (B) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. To the Knowledge of Seller, no former or current employee of Seller is a party to, or is otherwise bound by, any contract, agreement or understanding that in any way adversely affected, affects or will affect the ability of Seller, or Buyer to conduct the Business as heretofore carried on by Seller.

                          (iii) Section (i)(iii) of the Disclosure Letter contains a complete and accurate list of the following benefit plans that are maintained or contributed to by the Seller: (i) "employee pension benefit plans" as defined in Section 3(2) of ERISA ("Pension Plans"); (ii) "employee welfare benefit plans" as defined in Section
        3(1) of ERISA ("Welfare Plans"); and (iii) all other agreements, commitments, understandings, policies, obligations, arrangements or practices, whether written or unwritten, ("Other Plans") that (A) are maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (an "ERISA Affiliate"), and (B) provide benefits, or describe policies or procedures applicable to any current or former director, officer, employee, agent or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof. The Pension Plans, Welfare Plans and Other Plans are referred to individually and collectively as the "Benefit Plans." The Seller has delivered to Buyer (1) true, complete and correct copies of each Benefit Plan (or, in the case of any unwritten Benefit Plan, a description thereof), (2) the most recent annual report on Form 5500 with respect to each Benefit Plan, if any such report was required, (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required. Except as set forth in Section (i)(iii) of the Disclosure Letter the consummation of the transactions contemplated by this Agreement will not result in the vesting of, acceleration of, or obligation to pay, any benefit.

                          (iv) Except as set forth in Section (i)(iv) of the Disclosure Letter, (A) each Pension Plan that purports to satisfy Code
        Section 401(a) is qualified in form and operation under Code Section 401(a), and each trust relating to each such Pension Plan is exempt from federal income tax under Code Section 501(a), (B) neither

        Seller nor any ERISA Affiliate sponsors, contributes to, or is required to contribute to a defined benefit plan as defined in Section 3(35) of ERISA or to a Multiemployer Plan, (C) there are no facts or circumstances concerning the Benefit Plans that may give rise to any liability of Seller, or Buyer under Title IV of ERISA, (D) no event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the termination, reorganization, or insolvency of, any Multiemployer Plan that could result in any liability of Seller to a Multiemployer Plan, and (E) no Employee Benefit Plan provides retiree health benefits other than group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code.

                          (v) No transaction prohibited by ERISA Section 406 and no "prohibited transaction" under Section 4975(c) of the Code has occurred with respect to any Pension Plan. Seller is in compliance with the continuation coverage provisions of Part 6 of Title I of ERISA and
        Section 4980B of the Code.

                          (vi) The Benefit Plans are in compliance in all respects with the applicable provisions of ERISA, the Code and all other Legal Requirements. All reports, returns, notices, descriptions and similar documents with respect to the Benefit Plans required by ERISA, the Code or other applicable Legal Requirements to be filed with any Governmental Entity or distributed to any Benefit Plan participant or beneficiary have been duly and timely filed or distributed. There are no investigations by any Governmental Entity or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), or suits or proceedings against or involving any Benefit Plan.

                     (j) LABOR DISPUTES; COMPLIANCE.

                          (i) Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar taxes and occupational safety and health. Seller is not liable for the payment of any taxes, fines, penalties or other amounts, however designated, for failure to comply with, or a breach of, any of the foregoing Legal Requirements.

                          (ii) Except as provided in Section (j)(ii) of the Disclosure Letter, Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract, and since January 1, 2004, there has not been, there is not presently pending or existing, and to Seller's Knowledge there is not Threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute, and there is not pending or, to Seller's Knowledge, Threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity, and there is no organizational activity or other labor dispute against or affecting Seller or its facilities.

                     (k) Intellectual Property Rights.

                          (i) Section (k)(i) of the Disclosure Letter contains a complete and accurate list, to the extent possible, of all Intellectual Property Rights of Seller, and Seller has delivered to Buyer accurate and complete copies of all contracts, agreements, licenses or understandings relating to the Intellectual Property Rights, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $1,000 per unit or license under which Seller is the licensee. There are no outstanding and, to Seller's Knowledge, no Threatened Proceedings, disputes or disagreements with respect to any such contract, agreement, license or understanding.

                          (ii) Except as set forth in Section (k)(ii) of the Disclosure Letter, the Intellectual Property Rights listed in Section
        (k)(i) of the Disclosure Letter are all those necessary for the operation of the Business as it is currently conducted, provided, however, Seller does not represent that the foregoing are adaptable for use by Buyer in the Business. Seller is the owner or licensee of all right, title and interest in and to each of such Intellectual Property Rights, free and clear of any and all Liens and Encumbrances, and it has the right to use without payment to a third party all of such Intellectual Property Rights, other than in respect of licenses listed in Section (k)(ii) of the Disclosure Letter.

                     (l) CONTRACTS; NO DEFAULTS.

                          (i) Section (l)(i) of the Disclosure Letter contains an accurate and complete list (including the parties to the contracts, agreements or understandings), and Seller has delivered to Buyer accurate and complete copies, of all contracts, agreements, leases, licenses, understandings and arrangements related to the Business, each written warranty, guaranty and/or other similar undertaking with respect to contractual performance by Seller related to the Business and each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

                          (ii) Except as set forth in Section (l)(ii) of the Disclosure Letter, each contract, agreement, lease, license, understanding and arrangement to which Seller is a party is in full force and effect and is valid and enforceable in accordance with its terms; and to the Knowledge of Seller, will not upon completion or performance thereof have a material adverse affect on the Business or the assets or the business to be conducted by Buyer with the Acquired Assets.

                          (iii)  Except as set forth in Section  (l)(iii) of the
        Disclosure Letter, (A) Seller and to the Knowledge of Seller each other Person that has or had any obligation or liability under any contract, agreement, lease, license, understanding and arrangement to which Seller is a party, is and has been in compliance in all material respects with all applicable terms and requirements thereof and there are no renegotiations, attempts to renegotiate or outstanding rights to renegotiate any of the same; (B) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any of the same; (C) no event has occurred or circumstance exists under or by virtue of any of the same that (with or without notice or lapse of time) would cause the creation of any Liens affecting any of the Acquired Assets; and (D) Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any such contract, agreement, lease, license, understanding and arrangement.

                     (m) INSURANCE.

                          (i) Section (m) of the Disclosure Letter lists all insurance policies of Seller relating to the Business, the Acquired Assets and employees of Seller engaged in the Business prior to the Closing Date. All such insurance policies (A) are outstanding and enforceable, (B) are issued by one or more financially sound and reputable insurers, (C) taken together, provide adequate insurance coverage for the Acquired Assets, the Business and the operations of Seller until the Closing Date, and (D) are sufficient for compliance with all Legal Requirements and any contract, agreement, lease, license, understanding and arrangement included in the Acquired Assets to which Seller is a party. Except as set forth in Section (m) of the Disclosure Letter, Seller has paid all premiums due, and has otherwise performed all of their obligations, under each such insurance policy, and Seller has given notice to the applicable insurer of all claims that may be insured thereby.

                          (ii) Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.

                     (n) RELATED PARTY TRANSACTIONS. Except as set forth in Section (n) of the Disclosure Letter, to Seller's Knowledge, no employee, director or officer of Seller or any shareholder of Seller or member of the immediate family of any of the same has any direct or indirect ownership interest in any firm or corporation with which Seller is affiliated or with which Seller has a business relationship, or any firm or corporation that competes with Seller, except that employees, officers or directors of Seller and shareholders of Seller and members of their immediate families may own stock in publicly traded companies that may compete with Seller. Except as set forth in Section (n) of the Disclosure Letter, no member of the immediate family of any officer or director of Seller or of a shareholder of Seller is directly or indirectly interested in any contract, agreement, lease, license, understanding and arrangement to which Seller is a party.

                     (o)  FINANCIAL  STATEMENTS.  Seller has delivered to Buyer:
(i) an audited balance sheet of Seller at and as of December 31, 2003, including the notes thereto, and the related audited statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended, including in each case the notes thereto, and (ii) an unaudited balance sheet of Seller at and as of June 30, 2004 and the related unaudited statements of income, changes in shareholders' equity, and cash flows for the six (6) months then ended, including in the case of the audited financial statements the notes thereto as qualified by the Report of the Independent Auditor contained therein. Such financial statements (the "Financial Statements") fairly present the financial condition and the results of operations, changes in shareholders' equity and cash flows of Seller in all material respects at and as of the respective dates and for the periods referred to in such Financial Statements, all in accordance with GAAP, except with respect to the unaudited balance sheet and unaudited statements of income, changes in shareholders' equity, and cash flows, the absence of footnotes and normal recurring year-end adjustments. Further, Seller shall deliver to Buyer all monthly operating statements for the Business from the date of this Agreement through and until the Closing. Since June 30, 2004, there has not been any material adverse change in the Business, prospects, operations, properties, assets or condition of Seller, other than ordinary seasonal variations in the Business.

                     (p) ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected or specifically reserved against on the unaudited balance sheet of Seller at and as of June 30, 2004 or as set forth in Section (p) of the Disclosure Letter, Seller has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities which have arisen after June 30, 2004 in the Ordinary Course of Business (none of which is a liability for breach of contract, breach of warranty, violation of Legal Requirements, tort, infringement, claim or lawsuit).

                     (q) ENVIRONMENTAL  MATTERS.  Except as set forth in Section
(q) of the Disclosure Letter, (i) Seller and the Owned Properties and Leased Properties are in compliance with all environmental Permits and with all Environmental, Health and Safety Requirements and with all other applicable federal, state and local laws and regulations in effect on the date hereof relating to pollution or the environment, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., and all other laws and regulations relating to emissions, spills, leaks, discharges, releases or threatened releases of any "hazardous substance," "solid waste" or "hazardous waste," as defined therein, as well as relating to any other regulated substance or material, pollutant, contaminant, petroleum and petroleum products, natural gas or synthetic gas, special nuclear or by-product material, as defined by the Atomic Energy Act of 1954, 42 U.S.C. Section 3011 et seq., and the regulations promulgated thereto and "hazardous chemicals", as defined in 29 C.F.R. Part 1910 or otherwise relating to the manufacture, possession, distribution, use, treatment, storage, disposal, transport or handling of such material (such laws and regulations being hereinafter referred to as "Environmental Laws"); and (ii) Seller has not been charged with, convicted of, or to Seller's Knowledge, investigated for any violation, or is in violation of any Environmental Laws by any Governmental Entity with respect to the Acquired Assets or the Business. There are no Environmental, Health and Safety Liabilities and no environmental condition exists on any portion of the Acquired Assets that would likely give rise to any Environmental, Health and Safety Liabilities or a material claim that Seller is in violation of any Environmental Laws.

                     (r) [reserved]

                     (s) SUBSIDIARIES. Seller does not have any ownership interest in any other corporation, partnership, joint venture or other entity except the ownership of common stock of Fair Grounds Corporation. Seller does not control directly or indirectly nor have any direct or indirect equity participation in any corporation, partnership, trust, or other business association other than Fair Grounds Corporation; provided, however, this representation shall not apply to any other legal entity owned by Krantz. The Parties acknowledge that all representations and warranties as to Fair Grounds Corporation and/or any Subsidiaries of Fair Grounds Corporation have been separately addressed in that certain asset purchase agreement by and between Churchill and Fair Grounds Corporation, dated as of August 31, 2004, and as subsequently amended, and that no representations and warranties are made by Seller as to Fair Grounds Corporation and/or any Subsidiaries of Fair Grounds Corporation, except as set forth in the first two sentences of this ss.3(s).

                     (t) [reserved]

                     (u) DISCLOSURE. No representation or warranty of Seller in this Agreement and no statement contained in any certificate or other instrument furnished or to be furnished to Buyer hereunder contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. Promptly after becoming aware of the same, Seller shall supplement or amend the Disclosure Letter with respect to any matter arising after the effective date of the Disclosure Letter which, if existing, occurring or known by it at the effective date of the Disclosure Letter would have been required to be set forth or described in the Disclosure Letter and shall provide prompt written notice to Buyer regarding the same. In the event Seller makes such a supplemental disclosure, Buyer shall be entitled to review the facts pertaining thereto and may terminate this Agreement by so notifying Seller within ten (10) Business Days after receipt of such supplemental disclosure.

                4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4).

                     (a) ORGANIZATION OF BUYER. Buyer is a limited liability company, validly existing, and in good standing under the laws of the State of Louisiana.

                     (b) AUTHORIZATION OF TRANSACTION. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

                     (c) NONCONTRAVENTION. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Buyer of the transactions contemplated by this Agreement. Except as shall be cured or resolved by, or not exist as of, the Closing, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Buyer (including the assignments and assumptions referred to in ss.2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer or Churchill is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

                     (d) BUYER'S  FINANCIAL  STANDING.  Buyer has the  financial
resources  necessary  to  consummate  the  transactions   contemplated  by  this
Agreement.

                5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the date hereof and the Closing.

                     (a) GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.7 below).

                     (b) NOTICES AND CONSENTS. Each of the Parties will (and Buyer will cause Churchill to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(c) and ss.4(c) above.

                     (c) OPERATION OF BUSINESS. Seller shall not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business or as required to perform the obligations set forth in this Agreement. Seller shall from the date hereof through and until the Closing, use commercially reasonable efforts to maintain and preserve the condition, value and goodwill of the Business and the Acquired Assets. Prior to the Closing, Seller shall use its cash only to pay its liabilities incurred in the ordinary course of business, other than any Claims owed by Seller to Krantz or any person related directly or indirectly to Krantz.

                     (d) FULL ACCESS. Seller will (i) permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to the Acquired Assets and all books, records (including tax records), contracts, and documents of or pertaining to Seller. Seller will promptly furnish Buyer with such financial and operating data and other information with respect to the Business and the Acquired Assets as Buyer may from time to time reasonably request. For purposes of this Agreement, Buyer will treat and hold as such any confidential information it receives from Seller in the course of the reviews contemplated by this ss.5(d) (except any disclosure required by law or order of court or other governmental agency, or the rules and regulations of the Securities and Exchange Commission or the Nasdaq Stock Market), will not use any of the confidential information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Seller all tangible embodiments (and all copies) of the confidential information which are in its possession. Notwithstanding anything to the contrary contained in this Section 5(d), in no event shall Seller be required to provide (i) materials that would result in a waiver of the attorney client privilege with respect to any Proceedings to which Seller is a party,
(ii) any attorney work product, or (iii) materials that are subject to confidentiality agreements with third parties unless Buyer first obtains the consent of such third parties to the disclosure of said materials.

                     (e) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties. No disclosure by any Party pursuant to this ss.5(e), however, shall be deemed to amend or supplement the Disclosure Letter or to prevent or cure any misrepresentation or breach of warranty except as provided in ss.3(u).

                     (f) MATTERS RELATED TO THE CONDUCT OF BUSINESS. Seller will not sell, assign, mortgage or encumber any of the Acquired Assets, incur any indebtedness, or enter into executory contracts or leases of real property or of personal property other than in the Ordinary Course of Business.

                6. ADDITIONAL COVENANTS.

                     (a) EMPLOYEES. Buyer agrees that prior to the Closing it shall offer jobs to a sufficient number of current full-time employees of Seller so as not to trigger any WARN Act liabilities in respect of Seller. Nothing herein shall obligate Buyer to employ any of Seller's employees for any particular length of time following the Closing. Seller shall, effective as of the Closing, terminate all of its employees.

                     (b) FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto shall (and Buyer shall cause Churchill to) use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Acquired Assets in accordance with this Agreement, including using commercially reasonable efforts to ensure timely satisfaction of the conditions precedent to each party's obligations hereunder. Neither Seller, on the one hand, nor Buyer, on the other hand, shall, without the prior written consent of the other party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time on or after the Closing Date, Seller shall, at its own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively vest in Buyer Seller's title to the Acquired Assets. From time to time after the date hereof, Buyer shall, at its own expense, execute and deliver such documents to Seller as Seller may reasonably request in order to more effectively consummate the sale of the Acquired Assets and the assumption and assignment of the Assumed Liabilities and the Assumed Contracts in accordance with this Agreement. Neither the foregoing nor any other provision of this Agreement shall in any way impact or alter, or impose any standard of review upon, or be deemed to do any of the same, with respect to any determination or decision to be made by Buyer in its sole discretion with respect to the conditions set forth in Section 7(a) hereof as expressly set forth therein.

                     (c) TRANSFER TAXES. All excise, sales, use, transfer, value added, registration, stamp, recording, documentary, conveyance, franchise, transfer, gains and similar taxes, levies, charges and recording, filing and other fees (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement, if any, shall be paid by Seller. Seller shall, at its own expense, timely pay and file all necessary tax returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Buyer shall join in the execution of any tax returns and other documentation at Seller's request.

                     (d) NAME CHANGE. Seller agrees that at the Closing, or as soon as practicable thereafter (but in no event later than one (1) Business Day after the Closing Date), Seller will change its name and will not use the corporate names "Finish Line" or "Finish Line Management Corp." or any name similar thereto in any business activity.

                     (e) DUE DILIGENCE RESPONSES. Seller shall promptly respond in writing to the due diligence requests or inquiries made in writing by Buyer or its representatives.

                     (f) BUSINESS MONITORING. On and after the date hereof until the Closing, Seller shall permit Buyer to have not more than four (4) executive personnel on site at the Owned Real Property (in suitable office space) or at the Leased Real Property. Such executive personnel shall be permitted to inspect the premises and monitor its operations and the operations of the Business to assure that the Business is being operated in the Ordinary Course of Business. Seller shall cooperate in good faith with Buyer and use its best efforts to prevent the occurrence of any acts outside the Ordinary Course of Business which could be adverse to Buyer's operation of the Business after the Closing.

                     (g) RECEIVABLE AND CLAIMS. Upon acquiring the receivables owed by Seller to Fair Grounds Corporation, Buyer agrees to forgive up to a maximum amount of $4,500,000 of such receivables. Upon acquiring any claim by Seller against Fair Grounds Corporation, Buyer shall and hereby waives any such claim against Fair Grounds Corporation. Upon acquiring any other claim by Fair Grounds Corporation against Seller, Buyer shall and hereby waives any such claim against Seller.

                     (h) COVENANT NOT TO COMPETE. For any reason, without the express written approval of Buyer, Seller and Krantz shall not, during the term of the Consulting Agreement attached as EXHIBIT B hereto (the "Term"), and for a period of one (1) year after the expiration of the Term, carry on or engage in the business of conducting live horse racing meets and to accept parimutuel wagers thereon at the race track commonly known as Fair Grounds Race Course (the "Racetrack"), operate slot machines at the Racetrack and accept parimutuel wagers and operate video lottery poker at the off-track wagering facilities and any business ancillary to the foregoing operations in Louisiana parishes of Orleans, Jefferson, Lafourche, St. Bernard, St. Charles, St. John the Baptist, St. Tammany, and Terrebonne. Pursuant to this obligation, Seller and Krantz shall not directly or indirectly own, operate, manage, control or participate in the ownership, management, operation or control, or be paid or employed by, or otherwise become associated with, affiliated with or provide assistance to, whether as an employee, consultant, independent contractor, director, officer, shareholder, partner, agent, associate, principal, representative or in any other capacity, any business entity that directly or indirectly competes with Buyer or Churchill; provided, however, that Krantz: (1) may invest in stocks, bonds, or other securities of any corporation or other entity (but without participating in the business thereof) if such stocks, bonds, or other securities are listed for trading on a national stock exchange and Krantz's investment does not exceed 5% of the issued and outstanding shares of capital stock, or in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding; (2) shall be permitted to directly or indirectly (i) own, operate, manage, control, develop or participate in the ownership, management, operation, control, or development of a hotel, restaurants and bars (with gaming as allowed under the law currently in effect in Louisiana) and (ii) pursue the potential relocation of the Treasure Chest riverboat casino owned by Boyd Gaming Corporation or the potential relocation of another existing riverboat casino (and collect rents therefrom howsoever based), but, with respect to both (i) and (ii), only at and to property currently owned directly or indirectly, in whole or in part by Krantz (collectively, the "Gabriel Entities") and commonly known as the Gabriel real estate development (the "Gabriel Development") (provided, however, that no off-track betting facility (as defined by statute) or truck stop may be located on the Gabriel Development during the period of time contemplated by this Section 6(h)); and
(3) shall be permitted to operate and/or manage third party video poker facilities which are located a minimum of two (2) miles from any OTB owned by Buyer or Churchill. For purposes hereof, the term "Gabriel Development" shall mean the property which is generally bounded on the west by apartments, on the south by Joe Yenni Boulevard, on the east by the Duncan Street drainage canal and the property of the 4th Jefferson Drainage District, and on the north by the farthest extent of the shoreline, riparian and/or waterbottom rights to which the Gabriel Entities are or may be entitled and shall include all riparian and waterbottom rights as now or hereafter may exist.

                     If the agreements set forth in this ss.6(h) would otherwise be determined to be invalid or unenforceable by a court of competent jurisdiction, the parties intend and agree that such court shall exercise its discretion in reforming such agreements to the end that Seller and Krantz shall be subject to a covenant not to compete with Buyer which is reasonable under the circumstances and enforceable by Buyer. It is agreed that no adequate remedy at law exists for Buyer for violation of such agreements, and these agreements may be enforced by any equitable remedy, including specific performance and injunction, without limiting the right of Buyer to proceed at law to obtain such relief as may be available to it.

                     (i) APPLICATION OF CASH. From and after the Closing, Seller shall deposit any cash on hand of Seller in an escrow account approved by Buyer to be used to pay the pre-Closing ordinary trade expenses of Seller with the balance of such account, if any, paid to Buyer within ninety (90) days after Closing.

                     (j) As of the Closing, Seller's Board of Directors shall have adopted a resolution providing for (i) termination of Selle's 401k Profit Sharing Plan (the "Plan") effective as of the Closing Date; (ii) authorizing and directing Seller's officers to implement the termination, including filing, as soon as administratively feasible, an application with the Internal Revenue Service for a determination that termination of the Plan does not adversely affect the Plan's qualification for federal tax purposes; and (iii) amendment of applicable Plan documents to provide that transfer of employment to Buyer shall not be treated as an event of default under any loan from the Plan to a Plan participant.

                7. CONDITIONS TO OBLIGATION TO CLOSE.

                     (a) CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                          (i) the transactions under that certain Asset Purchase Agreement entered into as of August 31, 2004, as amended by a First Amendment dated as of September 17, 2004, to which Buyer's affiliate is a party concerning Fair Grounds Corporation shall have closed;

                          (ii) each of the consents identified in Sections 3(c) and 4(c) shall have been obtained from the Governmental Entities and other third parties, as applicable, on terms and conditions satisfactory to Buyer, in its sole discretion, and shall be in full force and effect;

                          (iii) Buyer shall have received and approved a survey acceptable to Buyer of the Owned Real Property and said survey shall disclose, among other things, (a) that there are no gaps contained within the Owned Real Property and (b) that there are no unrecorded easements, servitudes, discrepancies, or conflicts in boundary lines, shortages in areas or encroachments. Buyer shall have received and approved a title commitment and form of title insurance policy acceptable to Buyer (those matters disclosed in the title commitment and title insurance policy which are Permitted Encumbrances described in Section (d) of the Disclosure Letter previously accepted by Buyer shall be deemed acceptable) issued by a reputable title insurance company for a title insurance policy (which title insurance policy shall contain an "extended coverage endorsement," a "zoning endorsement," and such other endorsements as are customary and reasonable) insuring title to the Owned Real Property in the amount of the Purchase Price allocated to the Owned Real Property, covering the Owned Real Property, naming Buyer as the proposed insured and having an effective date after the date of this Agreement;

                          (iv) there shall not be any injunction, judgment, order, decree or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement;

                          (v) on or before the Closing Date, there shall not have occurred any material destruction or significant physical change to the Acquired Assets of Seller taken as a whole, whether or not insured (Seller shall be obligated to give Buyer notice of any of the same as soon as possible after the occurrence thereof);

                          (vi) the representations and warranties of Seller contained in ss.3 shall be true and correct in all material respects as of the Closing with the same effect as though such representations and warranties had been made on and as of that date;

                          (vii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; and

                          (viii)   Seller  shall  have   delivered  to  Buyer  a
        certificate to the effect that each of the conditions specified above in ss.7(a)(vi) and (vii) is satisfied in all respects.

Buyer may waive any condition specified in this ss.7(a) if it executes a writing so stating at or prior to the Closing.

                     (b) CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                          (i) the transactions under that certain Asset Purchase Agreement entered into August 31, 2004, as amended by a First Amendment dated as of September 17, 2004, to which Buyer's affiliate is a party concerning Fair Grounds Corporation shall have closed;

                          (ii) there shall not be any injunction, judgment, order, decree or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement;

                          (iii) the representations and warranties of Buyer contained in ss.4 shall be true and correct in all material respects as of the Closing with the same effect as though such representations and warranties had been made on and as of that date;

                          (iv) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; and

                          (v) Buyer shall have delivered to Seller a certificate
        to  the  effect  that  each  of  the  conditions   specified   above  in
        ss.7(b)(iii) and (iv) is satisfied in all respects.

Seller may waive any condition specified in this ss.7(b) if Seller executes a writing so stating at or prior to the Closing.

                8. TERMINATION.

                     (a) PERMITTED TERMINATION.

                          (i) This Agreement may, prior to or at the Closing, be terminated by written consent of Seller and Buyer.

                          (ii) If any of the conditions set forth in ss.7(a)(i) or ss.7(b)(i) have not been met on or before October 15, 2004, this Agreement will automatically terminate without further action by either Buyer or Seller unless otherwise agreed by Buyer and Seller.

                          (iii) If the  conditions  set  forth  in  ss.7(a)(ii),
        (iii), (iv), or (v) have not been met on or prior to October 15, 2004, Buyer may terminate this Agreement by written notice to Seller.

                          (iv) If the condition set forth in ss.7(b)(ii) has not been met on or prior to October 15, 2004, Seller may terminate this Agreement by written notice to Buyer.

                          (v) If the Closing has not occurred on or before October 15, 2004, unless extended by agreement of the parties, this Agreement shall terminate, but subject to and without affecting in any way any rights or claims any party to this Agreement may have against any other party to this Agreement for breach of this Agreement, including any claim for the remedy of specific performance and injunction for breach of this Agreement.

                     (b) TERMINATION UPON DEFAULT.

                          (i) If the conditions set forth in ss.7(a)(vi), (vii) or (viii) are not met on or before the Closing, Buyer may terminate this Agreement by written notice to Seller. It is agreed that Buyer has no adequate remedy at law for breach of this Agreement by Seller, and Buyer may pursue any and all remedies, at law or in equity, for such breach, including specific performance and injunction.

                          (ii) If the conditions set forth in ss.7(b)(iii), (iv) or (v) are not met on or before the Closing, then Seller may terminate this Agreement by written notice to Buyer.

                9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of two (2) years; provided, however, the representations and warranties in ss.3(h), ss.3(i) and ss.3(q) shall survive the Closing without any time limit. The representations and warranties shall be unaffected by any investigation made by any party hereto.

                10. INDEMNIFICATION.

                     (a) BY SELLER. Seller shall indemnify and hold harmless Buyer from and against any damage, deficiency, loss, action, judgment, cost and expense (including reasonable attorneys' fees to the extent permitted by law) (collectively, "Buyer's Losses") arising out of or resulting from (i) any breach by Seller of any representation, warranty, covenant or other provision of this Agreement, and (ii) any liabilities or obligations of Seller which are not Assumed Liabilities.

                     (b) BY BUYER. Buyer shall indemnify and hold harmless Seller from and against any damage, deficiency, loss, action, judgment, cost and expense (including reasonable attorneys' fees to the extent permitted by law) (collectively, "Seller's Losses") arising out of or resulting from (i) any breach by Buyer of any representation, warranty, covenant or other provision of this Agreement, and (ii) the Assumed Liabilities.

                     (c) LIMITATIONS ON AMOUNT-SELLER. Seller will have no liability for indemnification with respect to matters described in ss.10(a)(i) for breach of a representation or warranty until the total Buyer Losses with respect to all such matters exceeds $100,000, at which point Seller will be liable for all Buyer Losses exceeding the first $25,000, but in any event subject to a maximum of the Purchase Price for all such claims. However, this ss.10(c) will not apply to any breach of a representation and warranty of which Seller had Knowledge at any time prior to the date on which such representation and warranty is made.

                     (d) LIMITATIONS ON AMOUNT-BUYER. Buyer will have no liability for indemnification with respect to matters described in ss.10(b)(i) for a breach of a representation or warranty until the total Seller Losses with respect to all such matters exceeds $100,000, at which point Buyer will be liable for all Seller Losses exceeding the first $25,000, but in any event subject to a maximum of the Purchase Price for all such claims. However, this ss.10(d) will not apply to any breach of a representation and warranty of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made.

                11. MISCELLANEOUS.

                     (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

                     (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

                     (c) ENTIRE AGREEMENT. This Agreement (including the exhibits, schedules and Disclosure Letter referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                     (d) SUCCESSIONS AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided that the Buyer may assign all or part of its rights and obligations with respect to the Acquired Assets and the Assumed Liabilities to one or more of its affiliates ("affiliate" being any entity in which Buyer or Churchill owns a majority of the equity interests and/or over which either has decisional control).

                     (e) RISK OF LOSS. Seller shall bear all risk of loss with respect to the Acquired Assets prior to the Closing Date. Seller agrees to continue to carry or cause to be carried to the Closing Date the insurance coverage which is presently carried relating to the Acquired Assets as set forth on Section (m) of the Disclosure Letter.

                     (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                     (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                     (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

            If to Seller:      Finish Line Management Corp.
                               c/o Bryan G. Krantz
                               85 Chateau Latour
                               Kenner, Louisiana 70065

            Copy to:           David R. Sherman
                               Chehardy, Sherman, Ellis, Breslin, Murray, Recile
                                & Griffith, LLP
                               P.O. Box 931 Metaire,
                               Louisiana 70004-0931
                               Facsimile: (504)833-8080

            If to Buyer:       Churchill Downs Louisiana Horseracing
                                Company, L.L.C.
                               c/o Churchill Downs Incorporated
                               700 Central Avenue
                               Louisville, Kentucky 40208
                               Attn: Rebecca C. Reed
                               Facsimile: (502) 636-4439

            Copy to:           Wyatt, Tarrant & Combs, LLP
                               500 West Jefferson Street, Suite 2800
                               Louisville, Kentucky 40202
                               Attn: Robert A. Heath
                               Facsimile: (502) 589-0309

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above, using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                     (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Louisiana without giving effect (to the extent permitted by law) to any choice or conflict of law provision or rule (whether of the State of Louisiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Louisiana.

                     (j) AMENDMENTS AND WAIVER. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                     (k) EXPENSES. Each of Buyer and Seller, will bear its own costs and expenses (including fees and expenses of attorneys, accountants, finders, financial advisors and other professionals) incurred in connection with this Agreement and the transactions contemplated hereby.

                     (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

                     (m) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                12. CHURCHILL COVENANT. Churchill intervenes into this Agreement, and does hereby jointly, severally and solidarily irrevocably obligate itself unconditionally with Buyer to the performance of all of the obligations of Buyer under this Agreement. Churchill's obligations under this Agreement shall terminate to the extent that Buyer's obligations under this Agreement terminate.

                                     * * * *

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                IN WITNESS  WHEREOF,  the  Parties  hereto  have  executed  this
Agreement as of the date first above written.

                                     "BUYER"

                                     CHURCHILL DOWNS LOUISIANA HORSE
                                     RACING COMPANY, L.L.C.


                                     By:/s/ RANDALL E. SOTH

                                     Name: RANDALL E. SOTH

                                     Title:  PRESIDENT


                                     "SELLER"

                                     FINISH LINE MANAGEMENT CORP.


                                     By:/s/ BRYAN G. KRANTZ

                                     Name:  BRYAN G. KRANTZ

                                     Title:  PRESIDENT

                                     "CHURCHILL""

                                     CHURCHILL DOWNS INCORPORATED


                                     By:/s/ M. E. MILLER

                                     Name: /s/ M.E. MILLER

                                     Title: EVP/CFO


                                     "KRANTZ"

                                     /s/ BRYAN G. KRANTZ
                                     BRYAN G. KRANTZ


                                       28


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Exhibits and schedules to the Asset Purchase  Agreement have been  intentionally omitted because they are not material. The registrant agrees to furnish such omitted exhibits and schedules supplementally to the Commission upon request.